Exhibit 10.18

CONSULTING AGREEMENT

THIS AGREEMENT made with effect from the 10th day of April 2025 (the “Effective Date”).

BETWEEN:

Prime 8 Group, LLC, a Delaware limited liability company with a corporate address of [__]

(the “Consultant”)

AND:

EDISON ONCOLOGY HOLDING CORP., with a registered address of Suite R – 3475 Edison Way, Menlo Park, California 95025;

(the “Company”)

WHEREAS:

A. The Company has agreed to engage the Consultant to provide the Services and the Consultant has agreed to provide such Services, in accordance with the terms and conditions contained herein;

B. The Consultant is an independent contractor and is not an employee of or partner or joint venturer with the Company;

C. The Company has also requested that the Consultant enter into this Agreement in order to protect the proprietary interests of the Company and the Consultant has agreed to do so, to specify the obligations that the Consultant has agreed to accept as a condition of the Consultant being engaged to provide the Services;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises, the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties), the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, the following words and expressions have the following meanings unless the context otherwise requires:

(a)	“Agreement” means this consulting agreement and schedules attached to this consulting agreement, as amended or supplemented from time to time.

(b)	“Business” means the business of discovering and commercially developing, manufacturing, distributing, marketing and selling the Products.

(c)	“Competitive Business” means any firm, company or business that is in the business of discovering and commercially developing, manufacturing, distributing, marketing and selling products that are substantially similar to any of the Products.

(d)	“Confidential Information” means trade secrets and other information, in whatever form or media, in the possession of the Company and owned by the Company or by any of its suppliers, distributors, customers or other business partners (collectively, the “Associates”), which is not generally known to the public and has been specifically identified as confidential or proprietary by the Company or the Associate from whom the Company has obtained its rights, or its nature is such that it would generally be considered confidential in the industry in which the Company operates, or which the Company is obligated to treat as confidential or proprietary.

Confidential Information includes, without limitation, the following: (i) the Products and confidential or proprietary facts, data, techniques, materials and other information related to the Products or the Business of the Company; (ii) all Developments; (iii) information regarding the Company’s business operations, methods and practices, including market strategies, product pricing, margins and hourly rates for staff and information regarding the financial, legal and corporate affairs of the Company; and (iv) technical and business information of or regarding the Company’s Associates.

(e)	“Developments” includes, without limitation, all:

(i)	Products, software, documentation, research, data, designs, reports, flowcharts, trade-marks, specifications and source code listings, and any related works, including any enhancements, modifications or additions to the Products owned, marketed or used by the Company;

(ii)	copyrightable works of authorship including, without limitation, any technical descriptions for Products, user guides, illustrations and advertising materials; and

(iii)	inventions, devices, integrated circuit topographies, discoveries, concepts, ideas, algorithms, formulae, know-how, processes, techniques, systems, methods, operating capabilities and improvements, whether patentable or not, developed, created, generated or reduced to practice by the Consultant, alone or jointly with others, during the consulting relationship, which result from the consulting relationship or which result from the use of the premises or property (including equipment, supplies or Confidential Information) owned, leased or licensed by the Company or which reasonably relate to the Business of the Company.

(f)	“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency or entity however designated or constituted.

(g)	“Products” means any therapies, approaches, screening methodologies, diagnostic assays, drug candidates or therapeutic molecules for treating disease that the Company discovers, researches or develops during the consulting relationship.

(h)	“Services”means the services set out on Schedule “A” to this Agreement, or on any replacement thereof initialled by the parties.

1.2	Entire Agreement

This Agreement supersedes all previous invitations, proposals, letters, correspondence, negotiations, promises, agreements, covenants, conditions, representations and warranties with respect to the subject matter of this Agreement. There is no representation, warranty, collateral term or condition affecting this Agreement for which any party can be held responsible in any way, other than as expressed in writing in this Agreement.

1.3	Amendments

No change or modification of this Agreement will be valid unless it is in writing and signed by each party to this Agreement.

1.4	Invalidity of Particular Provision

It is intended that all of the provisions of this Agreement will be fully binding and effective between the parties. In the event that any particular provision or provisions or a part of one or more is found to be void, voidable or unenforceable for any reason whatsoever, then the particular provision or provisions or part of the provision will be deemed severed from the remainder of this Agreement. The other provisions of this Agreement will not be affected by the severance and will remain in full force and effect.

1.5	Governing Law

This Agreement will be governed by and construed in accordance with the laws of the State of New York.

ARTICLE 2

ENGAGEMENT

2.1	Engagement

The Company hereby engages the Consultant to provide the Services to the Company, and the Consultant hereby covenants and agrees to provide such Services to the Company, subject to the terms and conditions of this Agreement. Consultant shall ensure that Richard Daniels will be available to fulfill all obligations of Consultant hereunder. Consultant will ensure that Richard Daniels executes and delivers the Inducement Letter in the form attached as Schedule B hereto, and will provide a signed copy thereof to the Company.] In providing the Services to the Company, the Consultant will report to the Chief Executive Officer, or their designee and:

(a)	act honestly and in good faith in what the Consultant reasonably believes to be in the best interests of the Company;

(b)	exercise the degree of care, diligence and skill that a reasonably prudent Consultant would exercise in comparable circumstances; and

(c)	generally use his/her best efforts to promote the business and interests of the Company.

2.2	Business of the Company

The Consultant will not, during the consulting relationship, engage in any business, enterprise or activity that is contrary to or detracts from the due performance of the Business of the Company in any material manner.

2.3	Devotion of Time

While providing the Services, the Consultant will give the Company the full benefit of his/her knowledge, expertise and ingenuity.

2.4	Compensation

As sloe compensation for the performance of the Services, the Company will pay to the Consultant the amounts(s) as specified in Schedule B hereto (the “Compensation”).

2.5	Consultant Not Employee

The parties agree that the Consultant is not an employee of the Company and, as such, there will be no deductions for any statutory withholdings such as income tax, Canada Pension Plan, Unemployment Insurance or Worker’s Compensation.

2.6	Payment

The Fee and Expenses shall be due upon receipt and approval of the Consultant’s invoice by the Company. Payment of the Fee and Expenses shall be made by cheque in U.S. funds. The Consultant may request that payment be made by wire transfer, provided however, that the additional fees associated with wire transfer shall be deducted from the Fee and Expenses due.

2.7	No Withholding

Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant, its partners, or its employees under this Agreement, and for compliance with all labor and employment requirements with respect to Consultant’s business organization, including California state worker’s compensation insurance coverage requirements. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant or its employees.

2.8	No Participation in Plans

The Consultant shall have no entitlement to participate in any medical, dental, extended health or group life insurance plans of the Company, in the event that such plans are put in place by the Company.

2.9	No Partnership

This Agreement will not be construed as creating a partnership, joint venture or agency relationship between the parties or any other form of legal association that would impose liability upon one party for any act or failure to act by the other party.

ARTICLE 3
CONFIDENTIAL INFORMATION

3.1	General Obligation of Confidentiality

The Consultant acknowledges that the Confidential Information consists entirely of trade secrets, confidential and proprietary information that is the exclusive property of the Company or Associates from whom the Company has obtained its rights. The Consultant will treat the Confidential Information in strict confidence and will not directly or indirectly, either during or subsequent to the consulting relationship, disclose, allow access to, transmit or transfer the Confidential Information to a third party (other than the Company’s directors, officers, bankers, legal and financial advisors in the ordinary course of business) unless otherwise required by law or by a regulatory authority having jurisdiction over the Company, or except as previously approved in writing by the Company. The Consultant will protect such Confidential Information from disclosure by exercising a standard of care as may reasonably be expected to preserve its secret and confidential nature. The Consultant acknowledges and agrees that nothing contained in this Agreement will be construed as an assignment to the Consultant of any right, title or interest in the Confidential Information. All right, title and interest relating to the Confidential Information is expressly reserved by the Company and the Associates from whom the Company has obtained its rights. All documents containing Confidential Information are the property of the Company. Without limiting the generality of the foregoing, the Consultant hereby transfers to the Company the property rights in all documents that now or hereafter may contain the Confidential Information.

3.2	Use of Confidential Information

Subject to section 2.1, the Consultant agrees that at all times during and subsequent to the Consultant’s consulting relationship with the Company, the Consultant will not use any of the Confidential Information in any manner except as reasonably required for the Consultant to provide the Services. Without limiting the generality of the foregoing, the Consultant agrees that at all times during and subsequent to the consulting relationship, the Consultant will not use or take advantage of the Confidential Information for creating, maintaining or marketing, or aiding in the creation, maintenance or marketing, of any product that is competitive with any of the Products.

3.3	Prohibition on Copying

The Consultant will not copy or reproduce the Confidential Information except in the course of his consulting relationship with and for the benefit of the Company or with the written approval of the Company. All such copies remain the property of the Company.

3.4	Exceptions

Any obligations specified in this Article will not apply to the following:

(a)	any information that is possessed by the Consultant prior to receipt from the Company, other than through prior disclosure by the Company, as evidenced by the Consultant’s business records;

(b)	any information that is published or available to the general public, other than through a breach of this Agreement or another agreement of confidentiality with the Company;

(c)	any information that is obtained by the Consultant from a third party, provided that, to Consultant’s knowledge, the third party is not, directly or indirectly, under an obligation of confidentiality to the Company;

(d)	any information that is disclosed by the Consultant with the prior written approval of the Company; or

(e)	any information that is required to be disclosed by operation of law or the requirement of a governmental agency, provided that the Consultant will provide the Company with reasonable advance notice of any such proposed disclosure to give the Company a reasonable period of time in which to object to such disclosure.

3.5	Injunctive Relief

The Consultant acknowledges that irreparable harm may result to the Company if the Consultant breaches his obligations under this Article or under section 4.2. The Consultant acknowledges that such a breach may not properly be compensated by an award of damages. Accordingly, the remedy for any such breach may include, in addition to other available remedies and damages, injunctive relief or other equitable relief enjoining such breach at the earliest possible date.

3.6	Assignment

The Consultant agrees to make full disclosure to the Company of each Development promptly after its creation. The Consultant hereby assigns and transfers to the Company, and agrees that the Company will be the exclusive owner of, all of the Consultant’s right, title and interest in and to each Development throughout the world, including all trade secrets, patent rights, copyrights and all other intellectual property rights therein. The Consultant further agrees to cooperate fully at all times during and subsequent to the consulting relationship with respect to signing further documents and doing such acts and other things reasonably requested by the Company, at the Company’s expense, to confirm such transfer of ownership of rights, including intellectual property rights, effective at or after the time the Development is created and to obtain patents or copyrights or other similar rights covering the Development. The Consultant agrees that the obligations in this section will continue beyond the termination of the consulting relationship with respect to any and all Developments created during the consulting relationship. For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any Confidential Information, it will be considered a work made for hire and the Company will be considered the author thereof.

3.7	Waiver

The Consultant agrees that the Company, its assignees and their licensees are not required to designate the Consultant as the author of any Developments. The Consultant hereby waives in whole all moral rights that he may have in the Developments, including the right to the integrity of the Developments, the right to be associated with the Developments, the right to restrain or claim damages for any distortion, mutilation or other modification of the Developments, and the right to restrain use or reproduction of the Developments in any context and in connection with any product, service, cause or institution.

ARTICLE 4

RESTRICTIONS

4.1	Confidential Information of Others

The Consultant hereby represents and warrants to the Company that neither the execution nor the delivery of this Agreement will constitute or result in the breach of or default under any terms, provisions or conditions of, or conflict with or violate any contract to which the Consultant is a party or is subject to or by which the Consultant is bound or from which the Consultant derives benefit. The Consultant covenants that he will not improperly use or disclose any confidential or proprietary information of his former or current employers, partners, principals, co-venturers or customers and that the Consultant will not bring onto the Company’s premises any unpublished documents or any property belonging to any such persons or entities unless such persons or entities have given their consent. In addition, the Consultant will not violate any non-disclosure or proprietary rights agreement that the Consultant has signed with any person or entity prior to his execution of this Agreement, or knowingly infringe the intellectual property rights of any third party while a consultant of the Company.

4.2	Restrictions

The Consultant agrees to comply with all of the restrictions set forth below:

(a)	Except as set forth in Article 2 and Article 3 above, nothing in this Agreement shall be deemed to restrict in any way the rights of the Consultant, to conduct any other business or activity whatsoever, and the Consultant shall not be accountable to the Company with respect to that business or activity even if the business or activity is related to a Competitive Business, provided however; that the during the Term of this Agreement, the Consultant shall promptly disclose to the Company any such activities that would reasonably be considered by Consultant to be conflicts of interest, including but not limited to corporate or institutional affiliations wherein the Consultant is an officer, partner, member, manager, a member of an advisory board, a member of the Board of Directors, or is engaged as an employee, advisor, research, educator or consultant (whether formally, informally, by contract or otherwise), in each case engaged in a Competitive Business. The Company shall not have any right, by virtue of this Agreement, to share or participate in any other investments or activities of the Consultant.

(b)	at all times during the consulting relationship and for a period of six months after the termination of the consulting relationship in accordance with this Agreement (regardless of which party terminates the consulting relationship and regardless of the reason for such termination, if any), the Consultant will not, either directly or indirectly, on his own behalf or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate to any Competitive Business, any business or actively sought prospective business of the Company or any customers with whom the Company has current agreements relating to the Business of the Company, in each case with whom the Consultant has dealt, or with whom the Consultant has supervised negotiations or business relations, or about whom the Consultant has acquired Confidential Information in the course of the consulting relationship;

(c)	at all times during the consulting relationship and for a period of one year after the termination of the consulting relationship in accordance with this Agreement (regardless of which party terminates the consulting relationship and regardless of the reason for such termination, if any), the Consultant will not, either directly or indirectly, on his own behalf or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert, or hire away, any person employed by the Company or persuade or attempt to persuade any such individual to terminate his or her employment with the Company; and

(d)	at all times during the consulting relationship and thereafter, the Consultant will not directly or indirectly impair or seek to impair any relationships that the Company has with its employees, consultants, customers, suppliers, agents or other parties with which the Company does business or has contractual relations.

ARTICLE 5
TERM and TERMINATION

5.1	Term

The term of this Agreement (the “Term”) shall commence on the date this Agreement is signed by all parties hereto (the “Effective Date”), and shall remain in full force and effect until the earlier of (i) final completion of the Services or (ii) termination as provided in Sections 5.2 and 5.3.

5.2	Termination by Consultant

The Consultant may, at any time, give 30 days’ advance written notice to the Company of his intention to terminate this Agreement and on the expiration of such period this Agreement will be terminated. Such notice may expire on any day of the month and any fees payable hereunder will be proportioned to the date of such termination. The parties hereby agree that in order to protect the Company’s proprietary interests, the Company may, in its sole discretion, waive its right to receive advance written notice from the Consultant and end this Agreement immediately.

5.3	Termination by Company

The Company may, at any time in its sole discretion, terminate this Agreement without advance notice by delivering written notice to the Consultant accompanied by the funds required to exercise the Company’s Repurchase Right in effect at the time of such Termination.

5.4	Return of Property

Upon termination of this Agreement, the Consultant will return to the Company all Company property including all written information, tapes, discs or memory devices and copies thereof, and any other material on any medium in the Consultant’s possession or control pertaining to the consulting relationship, without retaining any copies or records of any Confidential Information whatsoever.

ARTICLE 6
GENERAL

6.1	Indemnity

The Company agrees to indemnify, defend and hold the Consultant harmless from and against any and all claims, demands, losses, liabilities, damages, costs, fees or expenses (including without limitation reasonable attorneys’ fees and expenses) arising out of or resulting from Consultant’s performance of services hereunder, or its or his involvement in the business or operations of the Company, except to the extent arising from Consultant’s negligence or willful misconduct.

6.2	Arbitration

Any dispute or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

6.3	Notices

Any notice, direction, request or other communication required or contemplated by any provision of this Agreement will be given in writing and will be given by delivering or faxing same to the Company or the Consultant, as the case may be, as follows:

(a)	To the Consultant:

[Address]

[Address]

Attention: Richard Daniels, Owner

Email:

(b) To the Company:

3475 Edison Way, Suite R

Menlo Park, CA 94025

Attention: Jeffrey Bacha, Chief Executive Officer

Fax No.:

Email:

Any such notice, direction, request or other communication will be deemed to have been given or made on the date on which it was delivered or, in the case of fax, on the next business day after receipt of transmission. Either party may change its fax number or address for service from time to time by notice in accordance with the foregoing.

6.4	Waiver

No failure or delay on the part of any party in exercising any power or right under this Agreement will operate as a waiver of such power or right, nor will any single or partial exercise of any such right or power preclude any further or other exercise of such right or power under this Agreement. No modification or waiver of any provision of this Agreement and no consent to any departure by any party from any provision of this Agreement will be effective unless it is in writing. Any such waiver or consent will be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any party in any circumstances will entitle such party to any other or further notice or demand in similar or other circumstances.

6.5	Enurement

This Agreement will enure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors and assigns.

6.5	Survival

The provisions of Articles 1, 3 and 5 and of sections 2.4 and 4.2 of this Agreement will survive the termination of this Agreement and the consulting relationship.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

Edison Oncology Holding Corp.

Per:

Jeffrey Bacha, Chief Executive Officer

Prime 8 Group, LLC

Per:

Richard Daniels, Owner

Schedule “A” - Services

●	Serving as the Company’s Acting Chief Operating Officer;

●	Assisting the Company to prepare for and respond to investor due diligence inquiries; and

●	Other Services as the Company may reasonably request.

Company:_______________

Consultant:______________

Date:___________________

Schedule “B” - Compensation

●	In recognition of the Consultant’s services to the Company during the term of this Agreement, the Company shall pay the Consultant a flat monthly fee of US$7,500.00 (the “Fee”). This Fee shall accrue until the Company secures a minimum of US$1 million in new financing following the date of this Agreement. Upon securing such financing, the Company shall promptly pay all accrued Fees in full. Thereafter, the Fee shall be payable on or about the first business day of each month in advance for Services to be rendered during that month.

●	The Consultant shall be reimbursed for reasonable out-of-pocket expenses related to the Engagement (the Expenses), provided however that any such expenses which exceed $250 any month during the Term shall be pre-approved by the Company.

●	Subject to approval by the Company’s Board of Directors in their sole discretion, the Company may grant to the Consultant an option to purchase common shares of the Company, at a price based on the determined by the Board of Directors (the “Option”). The Option shall be subject to the terms and conditions of the Company’s 2021 Omnibus Equity Incentive Plan, a copy of which has been furnished to the Consultant for Review.

Company:_______________

Consultant:______________

Date:___________________

Schedule C

INDUCEMENT LETTER

As of April 10, 2025

Reference is hereby made to that certain Consulting Agreement (the “Agreement”), dated as of April 10, 2025, between Edison Oncology Holding Corp. (the “Company”), and Prime 8 Group, LLC (“Consultant”), pursuant to which Prime 8 Group, LLC agreed to cause Richard Daniels (“me,” “my” and “I”) to provide certain the Services (as defined in the Agreement).

A. I am familiar with all of the terms, covenants and conditions of the Agreement and I hereby consent to the execution thereof. I shall perform and comply with all of the terms, covenants, conditions and obligations of the Agreement in so far as they relate to me, even if the employment between me and Prime 8 Group, LLC should hereafter expire, terminate or be suspended. I hereby confirm all grants, representations, warranties and agreements made by Prime 8 Group, LLC under the Agreement, and I hereby assign to Prime 8 Group, LLC any right, title, and interest I may have in any know-how, invention, discovery, improvement, or other intellectual property which I may develop during the course of and as a direct result of performing the Services.

B. Unless I am deemed substituted for Prime 8 Group, LLC as a direct party to the Agreement pursuant to Paragraph C below, I shall look solely to Prime 8 Group, LLC and not to the Company for the payment of compensation for my services and for the discharge of all other obligations of my employer with respect to my services under the Agreement.

C. If Prime 8 Group, LLC or its successors in interest should be dissolved or should otherwise cease to exist, I shall, at the Company’s election, be substituted for Prime 8 Group, LLC for the balance of the term of the Agreement upon the terms, covenants and conditions set forth therein.

D. If the Company shall serve Prime 8 Group, LLC with any notices, demands or instruments relating to the Agreement, or to the rendition of my services thereunder, service upon Prime 8 Group, LLC shall also constitute service upon me.

E. For purposes of any and all workers’ compensation statutes, laws or regulations (“Workers’ Compensation”), I acknowledge that an employment relationship exists between Prime 8 Group, LLC and me.

IN WITNESS WHEREOF, I have executed this inducement letter as of the date first written above.

___________________________

Richard Daniels

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